Exhibit 97.1

Enanta pharmaceuticals, Inc.

AMENDED AND RESTATED Compensation Clawback Policy

(Effective as of October 2, 2023)

1.
Purpose and Administration. Enanta Pharmaceuticals, Inc. (the “Company”) has adopted this amended and restated compensation clawback policy (the “Policy”) to provide for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with federal securities laws. This Policy shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The determinations of the Board need not be uniform among affected individuals, and all determinations by the Board shall be final, conclusive and binding on all affected individuals. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2.
Effective Date. This Policy shall be effective as of October 2, 2023, and shall apply to Incentive-Based Compensation that is received by a Covered Executive on or after the later of (i) October 2, 2023, and (ii) the date on which such individual became a Covered Executive.
3.
Covered Executives. This Policy applies to all of the Company’s current and former executive officers, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a “Covered Executive”) in accordance with the Final Rules. For purposes of this Policy, an executive officer means an officer as defined in Rule 16a-1(f) under the Exchange Act.
4.
Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” shall be deemed to include any compensation that is granted, earned, or vested, in whole or in part, based upon the attainment of any financial reporting measure, as determined by the Board in its sole discretion. Financial reporting measures include (i) measures that have been determined and presented in accordance with the accounting principles used to prepare the Company’s financial statements; (ii) measures derived from such financial reporting measures, either in whole or in part; and (iii) stock price and total shareholder return. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.
5.
Financial Restatement; Recovery. In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (a “Restatement”), the Board shall, reasonably promptly, recover the amount of any Incentive-Based Compensation received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on the Restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (or such other period as may be required by the Final Rules in the event of a change in the Company’s fiscal year).

The amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Covered Executive based on the erroneous data in the original financial statements over (ii) the Incentive-Based Compensation that would have been received by the Covered Executive had it been based on the restated results, without respect to any taxes paid, as determined by the Board in its sole discretion. The method of recovering Incentive-Based Compensation pursuant to this Policy shall be determined by the Board in accordance with the Final Rules. The Board shall seek recovery of any such Incentive-Based Compensation except to the extent such recovery would, in the determination of the Board, be impracticable under the standards set forth in the Final Rules.

6.
No Indemnification. The Company shall not indemnify any Covered Executive against the loss of compensation that the Board has determined should be recovered under this Policy, and shall not pay or reimburse any Covered Executives for premiums for any insurance policy to fund such executive’s potential recovery obligations.
7.
Other Recovery Rights. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement or any other legal remedies available to the Company.
8.
Amendment and Termination. The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with Section 10D of the Exchange Act and such rules or standards adopted by a national securities exchange on which the Company’s securities are then listed (collectively, the “Final Rules”). The Board may terminate this Policy at any time.